FIRST PENN-PACIFIC
LIFE INSURANCE CO.
------------------
A MEMBER OF LINCOLN FINANCIAL GROUP
                                                                  EXHIBIT 1.5(b)
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                               Fort Wayne, Indiana
                    Executive Office: 1801 South Meyers Road
            - Oakbrook Terrace, Illinois 60181-5214 - (630) 495-3336
   Administrative Office: [ADDRESS AND TELEPHONE NUMBER WILL BE INSERTED HERE]


                        CONVALESCENT CARE BENEFITS RIDER

 THIS RIDER PREPAYS THE DEATH BENEFIT PROVIDED BY THE POLICY TO COVER ADULT DAY
    CARE, ASSISTED LIVING FACILITY CARE, ALTERNATIVE CARE, BED RESERVATION,
        CAREGIVER TRAINING, HOME HEALTH CARE, HOMEMAKER SERVICES, HOSPICE
           SERVICES, NURSING HOME CARE, PERSONAL CARE AND RESPITE CARE
            EXPENSES. THIS PREPAYMENT WILL BE MADE AT YOUR OPTION AND
         WILL BE SUBJECT TO ALL OF THE CONDITIONS STATED IN THIS RIDER.


TAXATION: THIS RIDER IS INTENDED TO BE A QUALIFIED LONG-TERM CARE INSURANCE CONTRACT UNDER SECTION 7702B(B) OF THE INTERNAL REVENUE CODE.

CAUTION: WE ISSUED THIS RIDER BASED ON YOUR AND THE INSURED'S ANSWERS TO THE QUESTIONS ON YOUR APPLICATION. A COPY OF YOUR APPLICATION IS ENCLOSED. IF YOUR ANSWERS OR THE INSURED'S ANSWERS ARE INCORRECT OR UNTRUE, WE MAY DENY BENEFITS OR RESCIND THIS RIDER. THE BEST TIME TO CLEAR UP ANY QUESTION IS NOW, BEFORE A CLAIM ARISES! IF, FOR ANY REASON, ANY OF YOUR ANSWERS OR THE INSURED'S ANSWERS ARE INCORRECT, CONTACT US AT THE ADDRESS SHOWN ABOVE.

NOTICE TO OWNER: THIS RIDER MAY NOT COVER ALL OF THE LONG-TERM CARE EXPENSE INCURRED BY THE INSURED DURING THE PERIOD OF COVERAGE. YOU ARE ADVISED TO CAREFULLY REVIEW ALL POLICY AND RIDER LIMITATIONS.

RIGHT TO EXAMINE RIDER FOR 30 DAYS. If for any reason you are not satisfied, you may return it to us within 30 days after its receipt. It may be returned to us at the address of our Administrative Office listed above, or to our agent through whom it was purchased. If returned, we will refund the premiums you have paid and this rider will be void from its Issue Date.

If this rider was applied for after the effective date of the policy and if you return it to us within 30 days after its receipt, we will credit to the Policy Account Value of the policy any premium which may have been deducted for this rider and this rider will be void from its Issue Date.

WE PROMISE TO PAY the benefits provided by this rider for QUALIFIED LONG-TERM CARE SERVICES if the Insured becomes CHRONICALLY ILL while this rider is in force. Our payment will be subject to all of the terms and conditions of this rider.

WHO IS COVERED. This rider covers the primary Insured under the policy. It does not cover any other person.

RENEWABILITY. This rider is guaranteed renewable. We may not cancel or reduce coverage provided by this rider. Unless you request termination of this rider, this rider will remain in force for as long as the policy remains in force.

PREMIUMS. We have issued this rider in consideration of the payment of the first premium and the statements made in the application.

The monthly premium for this rider is a specified percent of the monthly charge for the "BASIC LIFE INSURANCE". The specified percent, which will not increase, is shown in the Policy Schedule next to the caption, "Convalescent Care Benefits Rider Premium Percent." The BASIC LIFE INSURANCE is the amount of life insurance provided by the policy. The method of computing the monthly charge for the BASIC LIFE INSURANCE is explained in the policy provision entitled "Cost of Insurance."

On each Monthly Anniversary Day, we will deduct the premium for this rider from the Policy Account. This will be done at the same time that we deduct the monthly charge for life insurance and other monthly charges under the policy.


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EFFECTIVE DATE. If this rider is applied for in the application for the policy, the effective date of this rider will be the Issue Date of the policy. If it is added to the policy after the Issue Date, the effective date of this rider will be the date we approve the supplemental application.


--------------------------------------------------------
PART 1:          DEFINITIONS
--------------------------------------------------------

THIS PART EXPLAINS THE MEANING OF SPECIAL WORDS AND PHRASES THAT ARE USED IN THIS RIDER. IN ADDITION, SPECIAL WORDS AND PHRASES THAT ARE USED ONLY IN SPECIFIC PARTS OF THIS RIDER ARE DEFINED IN THOSE PARTS.

BENEFIT PERIOD means a period which begins with the first day that the Benefit Conditions are met. (The Benefit Conditions are explained in Part 2 of this rider.) A Benefit Period ends when a period of 180 consecutive days elapses during which no benefits are payable. We will not count, as part of that 180 days, any days the Insured is confined in a legally operated hospital.

CHRONICALLY ILL OR CHRONIC ILLNESS means that the Insured has been certified, within the preceding 12 months, by a PHYSICIAN as:

a. Being unable to perform (without SUBSTANTIAL ASSISTANCE from another individual) at least 2 "ACTIVITIES OF DAILY LIVING", as defined below, for a period of at least 90 days due to loss of functional capacity; or

b. Requiring "SUBSTANTIAL SUPERVISION" to protect the Insured from threats to health and safety due to "SEVERE COGNITIVE IMPAIRMENT" as defined below.

In this definition:

"ACTIVITIES OF DAILY LIVING" mean 6 basic functional abilities which relate to the Insured's ability to live independently. They are:

a. BATHING: The Insured's ability to wash himself or herself in the tub or shower, or by sponge bath from a basin, with or without the aid of equipment.

b. CONTINENCE: The Insured's ability to maintain a reasonable level of personal hygiene in the control of bowel and bladder functions, either voluntarily or by effective use of special appliances or protective undergarments designed to collect body waste.

c. DRESSING: The Insured's ability to put on or take off the garments he or she usually wears, as well as any medically necessary braces or artificial limbs, and to fasten and unfasten them.

d. EATING: The Insured's ability to get nourishment into his or her body by any means once it has been prepared and made available.

e. TOILETING: The Insured's ability to maintain a reasonable level of personal hygiene by using a toilet, getting to and from the toilet, and getting on and off the toilet, with or without the aid of equipment.

f. TRANSFERRING: The Insured's ability to move in and out of a chair or bed with or without the aid of equipment (including support and other mechanical devices).

"SEVERE COGNITIVE IMPAIRMENT" means deterioration or loss in the Insured's intellectual capacity as measured and confirmed by clinical evidence and standardized tests which reliably measure impairment in the following areas:

a.   The Insured's short or long term memory;

b. The Insured's orientation as to person (such as who they are), place (such as their location), and time (such as day, date and year); and

c.   The Insured's deductive or abstract reasoning.

Such loss in intellectual capacity can result from Alzheimer's disease or similar forms of irreversible loss of mental capacity.

"SUBSTANTIAL ASSISTANCE" means hands-on assistance or the presence of another person within arm's reach that is necessary to prevent, by physical intervention, injury to the individual while the individual is performing the "ACTIVITIES OF DAILY LIVING".

"SUBSTANTIAL SUPERVISION" means continual supervision (which may include verbal cueing, prompting, gestures, or other demonstrations) by another person that is necessary to protect the severely cognitively impaired individual from


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threats to his or her health or safety (such as may result from wandering).

DEATH BENEFIT means the Death Benefit of the policy. The Death Benefit is described in the policy.

IMMEDIATE FAMILY means the Insured's spouse and the children, brothers, sisters and parents of either the Insured or the Insured's spouse.

INSURED means the person who is the primary Insured under the policy. It does not include other persons covered by rider.

MEDICARE means the Health Insurance for the Aged Act, Title XVIII of the Social Security Amendments of 1965, as then constituted or later amended.

NET POLICY ACCOUNT VALUE is the Policy Account Value less the Loan Account value.

NET DEATH BENEFIT means the policy Death Benefit, less the Loan Account value.

PHYSICIAN means any physician as defined in Section 1861(r)(1) of the Social Security Act, as then constituted or later amended.

PLAN OF CARE is a written document which was prepared and signed by the attending PHYSICIAN which outlines the individualized medical treatment (including medication and therapy) and non-medical assistance and services, which are prescribed because the Insured suffers from loss of functional capacity or from a "SEVERE COGNITIVE IMPAIRMENT". The plan must specify the agency or facility where the care is to be provided, the type, frequency and duration of all medication, therapy and services required, and the title of the provider who is to perform each service. It must also describe the likelihood of improvement or deterioration of the Insured's condition within the next 12 months from the date the PLAN OF CARE was prepared and must also describe the supporting evidence upon which the PHYSICIAN has based his/her conclusions and prognosis. Such supporting evidence may include an assessment of loss of functional capacity and/or "SEVERE COGNITIVE IMPAIRMENT" which was prepared by a PHYSICIAN, nurse, social worker or any other licensed or certified professional who is qualified to perform such assessment by virtue of their licensure.

POLICY ACCOUNT VALUE is the sum of the: (1) Fixed Account value, (2) Variable Account value, and (3) Loan Account value of this policy. See the policy for a more detailed explanation of this term.

PRIMARY CAREGIVER means the person or persons, often members of the Insured's Immediate Family, who provide ongoing daily care to the Insured while the Insured resides outside of a hospital or a Nursing Home.

QUALIFIED LONG-TERM CARE SERVICES means necessary diagnostic, preventive, therapeutic, curing, treating, mitigating, and rehabilitative services, and "MAINTENANCE OR PERSONAL CARE SERVICES," as defined below, which are:

a.   Required by the Insured because he or she is CHRONICALLY ILL; and

b.   Provided pursuant to a PLAN OF CARE prescribed by the attending PHYSICIAN.

In this definition, "MAINTENANCE OR PERSONAL CARE SERVICES" means any care the primary purpose of which is to provide needed assistance with any of the disabilities as a result of which the Insured is CHRONICALLY ILL or in need of protection from threats to health and safety due to SEVERE COGNITIVE IMPAIRMENT.

SURRENDER VALUE means the Net Policy Account Value less any Surrender Charges.

YOU AND YOUR means the Owner of the policy.

WE, OUR AND US means First Penn-Pacific Life Insurance Company.


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PART 2:         LIMITATIONS OR CONDITIONS ON
                ELIGIBILITY FOR BENEFITS
--------------------------------------------------------

THIS PART EXPLAINS HOW THE INSURED BECOMES ELIGIBLE FOR BENEFITS AND THE BENEFIT LIMITATIONS.

BENEFIT CONDITIONS. The following conditions must be met to qualify for benefits under this rider:

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a.   The Insured must be unable to perform at least 2 ACTIVITIES OF DAILY LIVING
     (without SUBSTANTIAL ASSISTANCE from another individual) for a period of 90 days due to loss of functional capacity or suffer from SEVERE COGNITIVE IMPAIRMENT. ACTIVITIES OF DAILY LIVING, SUBSTANTIAL ASSISTANCE and SEVERE COGNITIVE IMPAIRMENT are defined in the definition of CHRONICALLY ILL.

b. The attending PHYSICIAN must certify that the Insured is CHRONICALLY ILL. If the Insured's CHRONIC ILLNESS is due to loss of functional capacity, the PHYSICIAN must certify that the Insured's CHRONIC ILLNESS is expected to continue for at least 90 days.

c. The PHYSICIAN must also approve a PLAN OF CARE in writing. The Insured must incur expense for QUALIFIED LONG-TERM CARE SERVICES prescribed under the approved PLAN OF CARE. The expense must be covered by this rider and must begin while the policy and this rider are in force. No portion of the policy Death Benefit can have been advanced under any other rider attached to the policy.

d. At least once every 12 months thereafter, and for as long as the Insured continues to be CHRONICALLY ILL, the PHYSICIAN must again:

     1. Certify that the Insured is CHRONICALLY ILL. If the Insured's CHRONIC ILLNESS is due to loss of functional capacity, the PHYSICIAN must again certify that the Insured's CHRONIC ILLNESS is expected to continue for at least 90 days; and

     2. Approve a PLAN OF CARE, either a new plan, or reconfirm the existing plan in writing.

DEDUCTIBLE PERIOD. This rider has a Deductible Period during which time this rider does not provide certain benefits. This Deductible Period applies to all benefits, except for the Care Planning Benefit, Caregiver Training Benefit and the Respite Care Benefits. This Deductible Period must be satisfied before other benefits become payable.

The Deductible Period may be satisfied only by days during which benefits, other than Care Planning Benefit, Caregiver Training Benefit and the Respite Care Benefits, would otherwise be payable under this rider. The Deductible Period is shown in the Policy Schedule.

Long-term care is often received on an intermittent basis. For this reason, we do not require that a Deductible Period be consecutive days. We do require, however, that a Deductible Period be satisfied within a specified time span. This time span is equal to 3 times the length of the Deductible Period. For example, a Deductible Period of 90 days is satisfied by 90 days of care occurring within a 270 day period.

REINSTATEMENT OF DEDUCTIBLE PERIODS. Because care is frequently received on an intermittent basis, it is not necessary to satisfy a new Deductible Period each time care stops and begins again. A new Deductible Period is required only when a period of 180 consecutive days expires during which no benefits are payable. We will not count, as part of that 180 days, any days the Insured is confined in a legally operated hospital.

DAILY MAXIMUM. The Daily Maximum is the maximum amount we will pay for covered expense incurred during any one day. There is a separate Daily Maximum for Adult Day Care, for Home Health Care, and for Nursing Home Care. If the Insured should incur more than one type of covered expense during any one day, we will pay for all of the covered expense incurred during that day, but not more than the Daily Maximum that provides the largest benefit.

The Daily Maximums, as of the Effective Date of this rider, are shown in the Policy Schedule. These amounts may be changed as provided in the "Changes to the Daily Maximums" provision found in Part 9 of this rider.

The Daily Maximum does not apply to the non-continual expense covered under the Care Planning Benefit, Caregiver Training Benefit nor the Alternative Care Services Benefit.

BENEFIT LIMIT. The Benefit Limit is the maximum amount of benefits which may be paid under this rider. The Benefit Limit equals the Death Benefit of the policy.

The Benefit Limit, as of the Effective Date of this

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rider, is shown in the Policy Schedule. It may be changed as provided in the
"Changes to Benefit Limit" provision found in Part 9 of this rider.


----------------------------------------------------------
PART 3:         PERSONAL CARE ADVISOR, CARE PLANNING,
                AND CAREGIVER TRAINING BENEFITS
----------------------------------------------------------

THIS PART INTRODUCES THE PERSONAL CARE ADVISOR. IF YOU WANT TO TALK TO A PERSON WHO CAN EXPLAIN THIS RIDER AND ANSWER YOUR QUESTIONS ABOUT BENEFITS, CALL YOUR PERSONAL CARE ADVISOR. THIS IS AN OPTIONAL SERVICE WHICH IS AVAILABLE TO YOU AT NO COST. ALTHOUGH YOU ARE NOT REQUIRED TO USE THIS SERVICE, IT MAY BE TO YOUR ADVANTAGE TO DO SO. THIS PART ALSO DESCRIBES THE CARE PLANNING AND CAREGIVER TRAINING BENEFITS.

PERSONAL CARE ADVISOR. We will provide you with a Personal Long-Term Care Advisor. You may contact your Personal Long-Term Care Advisor at any time in order to:

a.   Discuss which types of care may be covered under this rider; and

b. Know in advance if a particular provider of service, such as a Nursing Home or Home Health Care Agency, meets rider conditions.

To receive the services of your Personal Long-Term Care Advisor, you or the Insured's PHYSICIAN should call the Personal Long-Term Care Advisor's Office. The toll-free number of the Personal Long-Term Care Advisor's Office is shown in the Policy Schedule.

CARE PLANNING BENEFIT. We will pay the expense incurred for Care Planning provided by a Care Planning Agency to the extent that such services are covered as Qualified Long-Term Care Services, but not to exceed the Care Planning Benefit per calendar year. The Care Planning Benefit is shown in the Policy Schedule.

Neither the Deductible Period nor the Benefit Limit applies to this benefit; nor may this benefit be used to satisfy the Deductible Period. The benefit, however, is subject to all other conditions specified under Part 2 of this rider.

"CARE PLANNING" means the following services provided for the Insured by a Care Planning Agency under the direction of the attending PHYSICIAN:

a. The assessment of the circumstances in the Insured's home which relate to his or her ability to live independently;

b. The assessment of the degree of the CHRONIC ILLNESS and the level of assistance needed for each Activity of Daily Living or because of the Severe Cognitive Impairment;

c. The preparation of a PLAN OF CARE for the Insured in coordination with the attending PHYSICIAN;

d. The coordination of the Insured's schedule of services and the monitoring of the delivery of such services; and

e. The monitoring of any changes in the Insured's abilities and the updating of the PLAN OF CARE when appropriate.

"CARE PLANNING AGENCY" means an agency or an organization which primarily engages in Care Planning on behalf of its clients. It is state licensed, if the state in which it operates licenses Care Planning Agencies, and it is operating within the scope of its license. If the state in which it is operating does not license Care Planning Agencies, the agency must meet the following criteria:

a. It must operate at least 5 days per week for a minimum of 8 hours per day and have someone on call to provide emergency coverage during non-operating hours;

b. It must have at least one full-time Nurse and one full-time social worker on staff; and

c. It must maintain a written record for each client which includes a record of all services provided.

CAREGIVER TRAINING BENEFIT. We will pay the expense incurred for the Care Training of the PRIMARY CAREGIVER provided by a properly accredited medical or instructional institution or by an individual, such as a licensed Nurse, who is qualified to provide such training. Such Care Training shall be covered to the extent that it is covered as Qualified Long-Term Care Services. We will not pay more than the Care Training Benefit shown in the Policy Schedule for all Care Training provided while the Insured is covered under this rider.

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Neither the Deductible Period nor the Benefit Limit applies to this benefit; nor may this benefit be used to satisfy the Deductible Period. The benefit, however, is subject to all other conditions specified under Part 2 of this rider.

"CARE TRAINING" means training given to the PRIMARY CAREGIVER to provide him or her with the knowledge and skills necessary to care for an individual who is CHRONICALLY ILL. Such training may include:

a. the proper use and care of a therapeutic device and/or of disposable medical aids, including but not limited to catheters, colostomy bags, or suctioning tubes;

b. the performance of an appropriate care giving procedure, such as changing of wound dressings or the repositioning in bed; or

c. other appropriate therapeutic or care giving procedures needed to enable a CHRONICALLY ILL individual to continue to reside in his or her place of residence.


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PART 4:         HOME CARE AND COMMUNITY BASED BENEFITS
--------------------------------------------------------

THIS PART EXPLAINS THE ADULT DAY CARE, HOME HEALTH CARE, HOMEMAKERS SERVICES, HOSPICE, PERSONAL CARE AND RESPITE CARE BENEFITS PROVIDED BY THIS RIDER TO A CHRONICALLY ILL INSURED.

ADULT DAY CARE BENEFITS. Subject to the Deductible Period, we will pay the expense incurred for Adult Day Care during a Benefit Period, but not to exceed the Daily Maximum per day for Adult Day Care, nor the Benefit Limit.

The Daily Maximum per day for Adult Day Care and the Benefit Limit are shown in the Policy Schedule.

"ADULT DAY CARE" means Qualified Long-Term Care Services provided by an Adult Day Care Center during any part of the day on less than a 24 hour basis.

"ADULT DAY CARE CENTER" means an organization which is state licensed, if the state in which it is located licenses adult day care centers. If the state does not license Adult Day Care Centers, the center must meet all of the following criteria:

a.   Be operated as an Adult Day Care Center;

b. Be operated at least 5 days a week for a minimum of 5 hours per day and is not an overnight facility;

c. Maintains a written record for each client which includes a PLAN OF CARE prescribed by a PHYSICIAN and a record of all services provided;

d. Have established procedures for obtaining appropriate aid in the event of a medical emergency;

e. Have formal arrangements for providing services of: a dietitian; a licensed physical therapist; a licensed speech therapist; and a licensed occupational therapist; and

f. Have on its staff all of the following: a full-time director; one or more nurses in attendance during operating hours for at least 4 hours a day; and enough full-time staff members to maintain a client-to-staff ratio of 8 or less to 1.

HOME HEALTH CARE BENEFITS. Subject to the Deductible Period, we will pay the expense incurred for Home Health Care during a Benefit Period, but not to exceed the Daily Maximum per day for Home Health Care, nor the Benefit Limit.

The Daily Maximum per day for Home Health Care and the Benefit Limit are shown in the Policy Schedule.

"HOME HEALTH CARE" means skilled nursing or other professional care provided by a Home Health Care Agency at the Insureds' place of residence, outside of a hospital or a Nursing Home, including but not limited to, part-time and intermittent skilled nursing services, home health aide services, physical therapy, occupational therapy, chemotherapy, speech therapy and audiology services, and medical social services by a social worker, to the extent that such services are Qualified Long-Term Care Services.

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"HOME HEALTH CARE AGENCY" means an entity which provides care and services at the Insured's home or other residence, is primarily engaged in providing residential health care services under policies and procedures established by a group of professionals, including at least one PHYSICIAN and one nurse, and meets at least one of the following criteria:

a. Is licensed by the appropriate licensing agency as a Home Health Care Agency; or

b. Is accredited as a Home Health Care Agency or as a provider of Home Health Care Services by the National League of Nursing, American Public Health Association or Joint Commission on Accreditation of Health Care Organizations or their successor organization; or

c.   Is certified by Medicare as a Home Health Care Agency.

HOMEMAKER SERVICES BENEFITS. Subject to the Deductible Period, we will pay the expense incurred for Homemaker Services during a Benefit Period, but not to exceed the Daily Maximum per day for Home Health Care, nor the Benefit Limit.

The Daily Maximum per day for Home Health Care and the Benefit Limit are shown in the Policy Schedule.

"HOMEMAKERS SERVICES" means assistance with activities necessary to, or consistent with, the Insured's ability to remain in his or her residence, to the extent that such services are Qualified Long-Term Care Services. Such services must be provided by skilled or unskilled persons under a PLAN OF CARE developed by a PHYSICIAN.

HOSPICE SERVICES BENEFITS. Subject to the Deductible Period, we will pay the expense incurred for Hospice Services during a Benefit Period, but not to exceed the Daily Maximum per day for Home Health Care, nor the Benefit Limit.

The Daily Maximum per day for Home Health Care and the Benefit Limit are shown in the Policy Schedule.

"HOSPICE SERVICES" means the services that are given to provide palliative care, alleviate the physical, emotional, social, and spiritual discomforts of the Insured who is in the terminal phases of life, and the supportive care given to the PRIMARY CAREGIVER and the Insured's Immediate Family, to the extent that such services are Qualified Long-Term Care Services. Such services must be provided by skilled or unskilled persons under a PLAN OF CARE developed by a PHYSICIAN.

PERSONAL CARE BENEFITS. Subject to the Deductible Period, we will pay the expense incurred for Personal Care during a Benefit Period, but not to exceed the Daily Maximum per day for Home Health Care, nor the Benefit Limit.

The Daily Maximum per day for Home Health Care and the Benefit Limit are shown in the Policy Schedule.

"PERSONAL CARE" means assistance with activities of daily living, including INSTRUMENTAL ACTIVITIES OF DAILY LIVING, to the extent that such services are Qualified Long-Term Care Services.

"INSTRUMENTAL ACTIVITIES OF DAILY LIVING" includes using a telephone, managing medications, moving about outside, shopping for essentials, preparing meals, laundry, and light housekeeping. Such services must be provided by skilled or unskilled persons under a PLAN OF CARE developed by a PHYSICIAN.


RESPITE CARE BENEFITS. We will pay the expense incurred for Respite Care during a Benefit Period, but not to exceed the Daily Maximum per day for Home Health Care, 21 days per calendar year, nor the Benefit Limit. This benefit is not subject to the Deductible Period and does not satisfy the Deductible Period requirement.

The Daily Maximum per day for Home Health  Care is shown in the Policy Schedule.

"RESPITE CARE" means short term care provided in an institution, in the home, or in a community based program, that is designed to relieve the PRIMARY CAREGIVER, to the extent that such services are Qualified Long-Term Care Services.


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----------------------------------------------------------
PART 5:         NURSING HOME, BED
                RESERVATION, ASSISTED
                LIVING AND ALTERNATIVE
                CARE BENEFITS
----------------------------------------------------------


THIS PART EXPLAINS THE NURSING HOME, BED RESERVATION, ASSISTED LIVING FACILITY AND ALTERNATIVE CARE SERVICES BENEFITS PROVIDED BY THIS RIDER TO A CHRONICALLY ILL INSURED.

NURSING HOME CARE BENEFITS. Subject to the Deductible Period, we will pay the expense incurred by the Insured for Qualified Long-Term Care Services in a Nursing Home during a Benefit Period, but not to exceed the Daily Maximum per day for Nursing Home Care, nor the Benefit Limit.

The Daily Maximum per day for Nursing Home Care and the Benefit Limit are shown in the Policy Schedule.

"NURSING HOME" means a facility or distinctly separate part of a hospital or other institution which is licensed by the appropriate state licensing agency as a Nursing Home, if the state licenses such facilities. If the state does not license Nursing Homes, then the facility must meet all of the following criteria:

a. It must provide 24 hour a day nursing service under a planned program of policies and procedures which were developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one PHYSICIAN and one nurse;

b. It must have a PHYSICIAN available to furnish medical care in case of emergency;

c. It must have at least one nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds);

d.   It must have a nurse on duty or on call at all times;

e.   It must maintain clinical records for all patients; and

f. It must have appropriate methods and procedures for handling and administering drugs and biologicals.

NOTE THESE CRITERIA ARE TYPICALLY MET BY LICENSED SKILLED NURSING FACILITIES, COMPREHENSIVE NURSING CARE FACILITIES AND INTERMEDIATE NURSING CARE FACILITIES AS WELL AS SOME SPECIALIZED WARDS, WINGS AND UNITS OF HOSPITALS. THEY ARE GENERALLY NOT MET BY ASSISTED LIVING FACILITIES, REST HOMES, HOMES FOR THE AGED, SHELTERED LIVING ACCOMMODATIONS, RESIDENCE HOMES, OR SIMILAR LIVING ARRANGEMENTS.

LEVELS OF CARE. This rider makes no distinction, either in the duration or amount of benefits you will be paid, for different levels of care (whether skilled, intermediate or custodial) as long as the Insured's stay in a Nursing Home meets the Nursing Home definition listed above.

BED RESERVATION BENEFIT. We will pay the expense incurred by the Insured to reserve the Insured's bed in a Nursing Home while he or she is temporarily confined in the hospital. Our payment will be subject to the following conditions:

a. The Insured is receiving Nursing Home Care Benefits under this rider and requires the hospitalization while confined in the Nursing Home; and

b. The Insured incurs a charge to reserve the bed in the Nursing Home during the hospitalization.

We will not pay more than the Daily Maximum per day for Nursing Home Care for each day that the bed is reserved, more than 30 days per calendar year, nor more than the Benefit Limit.

The Daily Maximum per day for Nursing Home Care and the Benefit Limit are shown in the Policy Schedule.

ASSISTED LIVING FACILITY BENEFITS. Subject to the Deductible Period, we will pay the expense incurred by the Insured for Qualified Long-Term Care Services in an Assisted Living Facility during a Benefit Period, but not to exceed the Daily Maximum per day for Nursing Home Care, nor the Benefit Limit.

The Daily Maximum per day for Nursing Home Care and the Benefit Limit are shown in the Policy Schedule.

"ASSISTED LIVING FACILITY" is a separate facility (or a specially dedicated wing of a facility) which is licensed as an Assisted Living Facility, if the state licenses such facilities. If the state does not license

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Assisted Living Facilities, then the facility must meet all of the following criteria:

a. It must provide room, board, 3 meals a day, housekeeping, linens, laundry and all the personal services required by a CHRONICALLY ILL individual, as well as protective oversight, in private rooms to residents who require personal assistance to perform activities of daily living;

b. It must provide personal care and substantial hands-on assistance to prevent, by physical intervention, injury to the individual while the individual is performing "ACTIVITIES OF DAILY LIVING." Such assistance may also include transportation, help in dispensing medication, providing assistance with baths or showers as well as other individual needs which may be required; and

c. It must have a staff available to provide such assistance 24 hours a day and 7 days a week and have a staff PHYSICIAN available on call.

ALTERNATIVE CARE SERVICES BENEFITS. Subject to the Deductible Period, we will pay the expense incurred by the Insured for Alternative Care Services during a Benefit Period, but not to exceed the Benefit Limit, nor:

a. the Daily Maximum per day for Nursing Home Care for continual Alternative Care Services which are typically required on a daily or regular basis; and

b. 5% of the Benefit Limit during each calendar year for non-continual Alternative Care Services which are typically one-time expenses. Such services may include, but are not limited to, modifications to the home to accommodate a wheelchair or other device.

The Daily Maximum per day for Nursing Home Care and the Benefit Limit are shown in the Policy Schedule.

"ALTERNATIVE CARE SERVICES" means Qualified Long-Term Care Services prescribed under a PLAN OF CARE that are not covered under any other part of this rider, but which your attending PHYSICIAN, the Care Planning Agency, if any, and we mutually agree would be appropriate to meet the Insured's long-term care needs. We will not unreasonably withhold our agreement. These services must be provided as an alternative to services covered under other parts of this rider which would otherwise be required by the CHRONICALLY ILL Insured.

Except as provided below, Alternative Care Services may be provided in facilities or by organizations or persons, other than the Insured's Immediate Family, that do not otherwise meet the definitions of this rider. They must meet or exceed the applicable professional standards and state legal requirements for the services which are performed. The services may include, but are not limited to, forms of personal care assistance, additional safety equipment or devices and home delivered meals.

Alternative Care Services does not mean or include the services provided in an Adult Day Care Center, an Assisted Living Facility, a hospital, or a Nursing Home, nor the services provided by a Home Health Care Agency.


--------------------------------------------------------
PART 6:         BENEFIT DURATION
--------------------------------------------------------

THIS PART EXPLAINS THE CONDITIONS UNDER WHICH BENEFITS MAY BE AVAILABLE AFTER THIS RIDER LAPSES.

Benefits will be paid as long as the Benefit Conditions are met and the Benefit Limit has not been reached. The Benefit Conditions and the Benefit Limit are described in Part 2 of this rider.

If the policy and this rider should lapse without value after a Benefit Period begins, the Insured will continue to be eligible for benefits provided by this rider subject to the following conditions:

a. The Insured's eligibility for benefits will end if a period of 30 consecutive days elapses during which no benefits under this rider are payable. We will not count as part of that 30 days, any days the Insured is confined in a legally operated hospital; and

b. We will not pay benefits in excess of those we would have paid had this rider remained in force.

To be eligible for the full range of policy and rider benefits after a Benefit Period begins, you should keep the policy and this rider in force. The Grace


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Period provision of the policy explains the notice we will provide to you should additional premium be required to keep the policy and this rider in force.


--------------------------------------------------------
PART 7:         ALZHEIMER'S DISEASE
--------------------------------------------------------

This rider will cover Qualified Long-Term Care Services resulting from a clinical diagnosis of Alzheimer's Disease or similar forms of irreversible loss of mental capacity. Any exclusion contained in this rider for mental disorders does not apply to these conditions.

--------------------------------------------------------
PART 8:         GENERAL EXCLUSIONS AND LIMITATIONS
--------------------------------------------------------

THIS PART EXPLAINS WHEN BENEFITS WILL NOT BE PAID, EVEN IF YOU ARE OTHERWISE ENTITLED TO PAYMENT UNDER ANOTHER PART OF THIS RIDER.

LOSSES NOT COVERED.  This rider will not pay benefits for:

a. Treatment resulting from mental or nervous disorders which includes neurosis, psychoneurosis, psychopathy, psychosis, or mental or emotional diseases or disorders without demonstrable organic origin. This rider will, however, cover qualifying stays or re resulting from Alzheimer's Disease or similar forms of irreversible loss of mental capacity as explained in Part 7 above;

b. Treatment for alcoholism, drug addiction or chemical dependency (unless the drug addiction or chemical dependency is a result of medication taken in doses as prescribed by a PHYSICIAN);

c. Treatment arising out of an attempt (while sane) at suicide or an intentionally self-inflicted injury;

d. Treatment provided in a Veteran's Administration or government facility, unless the Insured or the Insured's estate is charged for the confinement or services or unless otherwise required by law;

e.   Loss to the extent that benefits are payable under any of the following:
     Medicare (including that which would have been payable but for the application of a deductible or a coinsurance amount), other governmental programs (except Medicaid), workers compensation laws, employer's liability laws, occupational disease laws, and motor vehicle no-fault laws;

f.   Confinement or care received outside the United States;

g. Services provided by a facility or an agency that does not meet the rider definition for such facility or agency, except as provided under the "Alternative Care Services Benefits" provision found under Part 5; and

h. Services provided by a member of the Insured's Immediate Family or for which no charge is normally made in the absence of insurance.


--------------------------------------------------------
PART 9:         EFFECT OF RIDER BENEFITS ON POLICY
                VALUES
--------------------------------------------------------

THIS PART EXPLAINS HOW THE PAYMENT OF THE RIDER BENEFITS AFFECTS THE DEATH BENEFIT AND THE POLICY ACCOUNT VALUE OF THE POLICY.

POLICY ACCOUNT VALUE DURING BENEFIT PERIOD. We will transfer any amount that is in the Variable Sub-Account(s) to the Fixed Account on the date that we approve the claim for benefits. You may not subsequently transfer any amount back from the Fixed Account to any Variable Sub-Account or allocate Net Premiums to any Variable Sub-Account during the Benefit Period.

POLICY ACCOUNT VALUE REDUCTION. Each rider benefit payment will reduce the Policy Account Value by an amount equal to (a) times (b) divided by (c), where:

(a)  is the Net Policy Account Value immediately prior to the benefit payment;

(b)  is the rider benefit payment; and,

(c)  is the Net Death Benefit immediately prior to the benefit payment.

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WAIVER OF SURRENDER CHARGE. Any policy surrender charge which would otherwise be applicable, will be waived during a Benefit Period and will not be reinstated at the end of the Benefit Period. Waiver of the policy surrender charge will make the Surrender Value equal to the Net Policy Account Value.

DEATH BENEFIT REDUCTION. Each rider benefit payment will reduce the Death Benefit payable under the policy by a like amount.

CHANGES TO DAILY MAXIMUMS. Reductions to the Net Death Benefit resulting directly from rider benefit payments will NOT cause a reduction in Daily Maximums. Reductions to the Net Death Benefit resulting from your exercise of your rights under the policy, including your right to make policy loans and partial surrenders, will cause a reduction in Daily Maximums. The reduction in Daily Maximums will be proportional to the reduction in the Net Death Benefit. For example, if you make a partial surrender which causes the Net Death Benefit to be reduced by 5%, then Daily Maximums will concurrently be reduced by 5%.

Similarly, policy loan repayments and increases to the Death Benefit will cause Daily Maximums to increase. The increase in Daily Maximums will be proportional to the increase in the Net Death Benefit. For example, if your repayment of a policy loan causes the Net Death Benefit to be increased by 10%, then Daily Maximums will concurrently be increased by 10%.

A change to Daily Maximums will apply to covered losses incurred on or following the date of the change. A change to Daily Maximums will not apply to covered losses incurred prior to the date of the change.

CHANGES TO BENEFIT LIMIT. Reductions to the Net Death Benefit resulting directly from rider benefit payments will NOT cause a reduction in the Benefit Limit. Reductions to the Net Death Benefit resulting from your exercise of your rights under the policy, including your right to make policy loans and partial surrenders, will cause a reduction in the Benefit Limit. The reduction in the Benefit Limit will equal the reduction in the Net Death Benefit. For example, if you make a partial surrender which causes the Net Death Benefit to be reduced by $500, then the Benefit Limit will concurrently be reduced by $500.

Similarly, policy loan repayments and increases to the Death Benefit will cause the Benefit Limit to increase. The increase in the Benefit Limit will equal the increase in the Net Death Benefit. For example, if your repayment of a policy loan causes the Net Death Benefit to be increased by $1000, then the Benefit Limit will concurrently be increased by $1000.


--------------------------------------------------------
PART 10:          CLAIMS
--------------------------------------------------------

THIS PART EXPLAINS THE PROCEDURE FOR FILING A CLAIM. IT ALSO EXPLAINS HOW WE PAY BENEFITS; AND OTHER RIGHTS AND OBLIGATIONS UNDER THIS RIDER.

NOTICE OF CLAIM. You must tell us in writing when you have a claim for benefits. Notice should be given to us at our Administrative Office. We must receive the notice within 60 days of the date the covered loss starts or, if later, as soon as reasonably possible. The notice should include at least: your name, the Insured's name, your Policy Number and the address to which the Claim Form should be sent. You may authorize someone else to act for you in filing a claim.

PROOF OF LOSS. When we receive notice of your claim, we will send you a Claim Form to be used to file Proof of Loss.

The Claim Form has instructions on how to fill it out and where to send it. Please read the form carefully. Answer all questions and send all required information to the address on the form. You may contact your Personal Long- Term Care Advisor (see Part 3 of this rider) if you have questions.

If you or your representative do not receive the Claim Form within 15 days after you send your Notice of Claim, a claim can be filed without it by sending us a letter which describes the occurrence, the character and the extent of the loss for which claim is made. That letter must be sent to us within the time period stated in the next paragraph. At a minimum, the description should tell us such things as: your name and address; the type of benefits you are claiming; the names and addresses of the Insured's PHYSICIANs; the places the Insured stayed;


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the Insured's diagnosis; and the periods for which you are claiming benefits.

CLAIM FOR CONTINUING LOSS. We must receive written Proof of Loss within 90 days after the end of each month for which benefits may be paid. If it was not reasonably possible to give us written Proof of Loss in the time required, we will not reduce or deny a claim for being late if Proof of Loss is filed as soon as reasonably possible. Unless the claimant is not legally capable, the required Proof of Loss must always be given to us no later than 1 year from the time specified.

TIME OF PAYMENT OF CLAIM. After we receive the proper written Proof of Loss, we will pay any benefits then due:

a.   Monthly, when the loss is expected to result in on-going benefits; and

b. Immediately, or upon termination of our liability, when the loss is not expected to continue.

If a claim is not paid within 30 days after our receipt of the proper written Proof of Loss we will, in addition to the claim payment, pay interest at the rate required by the applicable laws of your state, if any, but not less than 6% per year.

If we do not pay a claim when due, you may bring an action to recover such benefits, and any other damages, as allowed by law.

PAYMENT OF CLAIMS. If you are the Insured, we will pay the benefits to you, if living, otherwise to the policy Beneficiary. If you are not the Insured, we will pay the benefits to you, if living, otherwise to your estate. However, you may request in writing for payments to be made otherwise. You should make this request no later than the time you file Proof of Loss.

We will send you a monthly statement showing the amount of benefits we paid. This statement will also show the effect of such payment on the policy Death Benefit and Policy Account Value as well as the remaining amount of rider benefits available.

CLAIM REVIEW, RECERTIFICATION AND PHYSICAL EXAMINATION. We reserve the right to verify that all of the criteria for eligibility for benefits have been satisfied. Verification could include a review of the medical facts to determine the extent of the Insured's condition or an examination by a physician of our choice and at our expense to verify that the Insured does meet the criteria for benefits.

We will ask the attending PHYSICIAN, who provided us with the initial assessment and certification, to provide us with a current written assessment and a recertification of the Insured's condition at least once every 12 months. The review, recertification and any physical examination will be requested solely for the purpose of determining whether the Insured's condition and treatment qualify for benefits under the terms of this rider.

CLAIM APPEAL. We will inform you in writing if a claim or any part of a claim is denied.

We will evaluate your claim based on this rider and the information given to us. If you do not agree with a claim decision, you may then ask for a review. Your request must be in writing and include any information you think will help your claim. No special form is needed. Your request should be sent to our Administrative Office within 3 years after the time for filing the Proof of Loss. Within 30 days after receiving your request, we will send you or your representative our decision. Our decision will be in writing with our reasons stated clearly. You may authorize someone else to act for you under this review procedure.


MISSTATEMENT OF AGE. If the Insured's age has been misstated, rider benefits will be those that the most recent premium would have purchased at the correct age. If coverage would not have been issued, we will refund the premium paid for this rider.


LEGAL ACTIONS. You cannot sue or bring legal action before 60 days after written Proof of Loss has been given to us, as required by this rider. You cannot sue after the greater of the expiration of the applicable statute of limitations for your state or 3 years from the time written Proof of Loss is required to be given.


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--------------------------------------------------------
PART 11:          THE CONTRACT
--------------------------------------------------------

THIS PART EXPLAINS OTHER IMPORTANT RULES AND CONDITIONS WHICH WILL AFFECT THIS RIDER.

TERMINATION OF RIDER.  This rider terminates:

a.   Upon your written request;

b.   When the Benefit Limit is reached;

c. Upon the payment or advance of any part of the Death Benefit as a benefit under any provision of the policy or any rider other than this rider; or

d.   Upon termination of the policy.

However, if the policy and this rider lapse without value after a Benefit Period begins, we will continue the benefits provided by this rider subject to the conditions stated in Part 6.

GRACE PERIOD NOTICE. We shall give the "DESIGNATED THIRD PARTY", if any, a notice of any unpaid and due premium 30 days after such premium becomes due. The policy and this rider shall then continue in force for an additional 30 days after such notice has been given. Notice shall be considered to have been given to the "DESIGNATED THIRD PARTY" 5 days after the date of our mailing via first class United States mail, postage prepaid. If the premium is not paid by the end of the additional 30 day period, this contract shall then terminate without any value.

As used in this provision, the "DESIGNATED THIRD PARTY", if any, is the person that you have named in a written designation to receive notices of impending lapses or terminations because of nonpayment of premium.

REINSTATEMENT. If the policy to which this rider is attached is reinstated, then this rider may also be reinstated. The reinstatement of this rider shall be subject to evidence of good health and insurability satisfactory to us. The reinstated rider will only provide benefits for care or confinement which begins after the date of reinstatement and will be subject to all conditions in the rider.

If, however, the Insured was CHRONICALLY ILL when this rider lapsed and, if the reinstatement is requested within 5 months after the date of the lapse, then in lieu of submitting evidence of good health and insurability, this rider may be reinstated by submitting to us a statement from the attending PHYSICIAN certifying that the Insured is CHRONICALLY ILL as defined by this rider. The reinstated rider will provide benefits for care or confinement which begins after the date of the lapse and will be subject to all conditions in the rider not inconsistent herewith.

REPRESENTATIONS. In the absence of fraud, any statement made by you or the Insured will be deemed a representation and not a warranty. Such statement may not be used in defense of a claim, unless it is contained in a signed, written application.

INCONTESTABILITY PERIOD. A misstatement by the Insured in any application for the policy or this rider may be used to void or cancel this rider. During the first 6 months following the effective date of this rider, we may take this action only if the misstatement was material to the issuance of this rider. After the first 6 months, but before the end of the first 24 months, we may take this action only if the misstatement was material to both the issuance of this rider and the claim for which benefits are being sought. After this rider has been in force for 24 months, we can take this action only if we can show that the Insured knowingly and intentionally misrepresented relevant facts relating to his or her health. No benefits will be paid under this rider if it is voided or canceled.

PRE-EXISTING CONDITIONS NOT EXCLUDED. We will NOT deny benefits for Pre-existing Conditions. "PRE-EXISTING CONDITIONS" are physical or mental conditions which existed when you applied for this rider. This provision does not preclude us from exercising other remedies available to us under this rider because of misrepresentation.

CONFORMITY WITH STATE AND FEDERAL STATUTES. If any provision of this rider is in conflict with the statutes of the state in which you reside on the rider Effective Date or with the Federal statutes which pertain to Qualified Long-Term Care Insurance contracts, the rider provision is automatically amended to meet the minimum requirements of the state or Federal statute.


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GENERAL PROVISION. This rider shall be subject to all the terms and conditions of the policy which are not inconsistent herewith.



Signed for First Penn-Pacific Life Insurance Company at Oakbrook Terrace, Illinois.



   /s/ Marcia L. DuMond                                 /s/ Roland C. Baker
         Secretary                                            President



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